Exhibit 99.1

DATE: May 2, 2013

MEDIA CONTACT: Kelly Swan (539) 573-4944	INVESTOR CONTACT: David Sullivan (539) 573-9360

WPX Energy Announces First-Quarter 2013 Results

TULSA, Okla. – WPX Energy (NYSE:WPX) today announced its unaudited operating and financial results for the first-quarter of 2013. Recent highlights include:

•	Niobrara discovery well has exceeded 1 billion cubic feet of production

•	50% growth in Williston Basin oil production

•	39% growth in domestic oil and condensate revenues

•	40% growth in Appalachian Basin natural gas production

•	Reaffirms 2013 production guidance

CEO PERSPECTIVE

“We’re actively executing our 2013 plan to grow oil production, drive cost improvements, remain ready for accelerated natural gas drilling if the price recovery continues, and to build the body of data on our Niobrara gas discovery that has the potential to more than double our 3P reserves,” said Ralph A. Hill, WPX’s president and chief executive officer.

“Our Niobrara discovery well in the Piceance Basin is on track to produce in its first four to five months what one of our typical Williams Fork wells in the Piceance does in 25 to 30 years. We are drilling our second horizontal well in the Niobrara, with three more expected this year.

“On the gas front, we’re encouraged by the stronger prices that started late in the quarter. WPX is ideally suited to capitalize on gas if the improved pricing is sustained. We have the track record, properties, permits, infrastructure and access to rigs to ramp up quickly, especially in the Piceance,” Hill added.

“Our first quarter financial and operations results are in line with the guidance we provided for 2013. Domestic oil production is up. Appalachian production is incrementally higher and poised to keep growing with the infrastructure progress that’s finally beginning.

“We’re also creating value through cost savings. Multi-well pad drilling is lowering our Williston Basin costs by 10 to 20 percent. And we’re seeing the benefit of our new Willow Creek contract. That resulted in nearly $11 million of savings on Piceance gathering and processing expenses in the first quarter.

“WPX’s story is one of strength. We have 10,000 remaining undrilled 3P locations in our Piceance cornerstone asset and 4.5 trillion cubic feet equivalent of domestic proved reserves as reported at year-end. With increased natural gas prices, we think a more representative measure of our portfolio is our alternate reserves scenario showing 5.3 trillion cubic feet of domestic proved reserves, calculated using 2011 pricing featuring $3.68 natural gas which is below current prices,” Hill said.

FIRST-QUARTER FINANCIAL RESULTS

WPX reported an unaudited net loss from continuing operations attributable to WPX Energy of $116 million for first-quarter 2013, or a loss of $0.58 per share on a fully diluted basis, compared with a net loss of $41 million, or a loss of $0.21 per share, in the same period a year ago.

Excluding unrealized mark-to-market gains (losses), WPX had an adjusted loss from continuing operations of $51 million, or a loss of $0.25 per share on a diluted basis, for first-quarter 2013, compared with an adjusted loss from continuing operations of $7 million, or $0.04 per share, for the same period in 2012. The 2012 period excludes a $52 million impairment. A reconciliation accompanies this press release.

Consolidated oil revenues increased 31 percent quarter over quarter, but natural gas revenues declined 25 percent and natural gas liquids (NGL) revenues declined 42 percent.

The domestic net realized average price for natural gas, inclusive of hedges, was $2.90 per Mcf in first-quarter 2013, down 17 percent from $3.48 per Mcf a year ago.

The net realized average price for domestic oil was $89.77 per barrel in first-quarter 2013, an increase of 6 percent from $84.54 per barrel a year ago. The 2012 period is inclusive of hedges.

The domestic net realized average price for NGL was $28.21 per barrel in first-quarter 2013, down 16 percent from $33.46 per barrel a year ago.

ADJUSTED EBITDAX

WPX’s adjusted EBITDAX (a non-GAAP measure) for first-quarter 2013 was $203 million, compared with $263 million for the same measure a year ago.

The primary factors contributing to the quarter-over-quarter decrease in adjusted EBITDAX were lower domestic net realized average prices, inclusive of hedges, and lower volumes for both natural gas and NGL.

EBITDAX (non-GAAP)	First Quarter
	2013	2012
	millions	millions
Net income (loss)	($113)	($40)
Interest expense	$26	$26
Provision (benefit) for income taxes	($63)	($25)
Depreciation, depletion and amortization	$231	$228
Exploration expenses	$19	$19

EBITDAX	$100	$208

Impairments	—	$52
Unrealized MTM (gains) losses	$103	$1
Loss from discontinued operations	—	2

Adjusted EBITDAX	$203	$263

EBITDAX represents earnings before interest expense, income taxes, depreciation, depletion and amortization and exploration expenses. Adjusted EBITDAX includes adjustments for impairments, unrealized mark-to-market gains (losses) and discontinued operations.

WPX believes that these non-GAAP measures provide useful information regarding its ability to meet future debt service, capital expenditures and working capital requirements.

PRODUCTION

WPX’s overall domestic and international production in first-quarter 2013 was 1,268 MMcfe/d, down 10 percent vs. the same period in 2012 but in line with the company’s 2013 forecast.

Total natural gas production of 1,021 MMcf/d in first-quarter 2013 decreased 10 percent vs. the prior-year period and 5 percent vs. fourth-quarter 2012. This was expected given WPX’s disciplined approach to gas development in a lower commodity price environment.

For example, on average, it takes approximately seven drilling rigs to maintain a flat natural gas production rate in the Piceance Basin. At lower gas prices, WPX deployed an average of five rigs in the Piceance in the latter half of 2012 and first quarter of 2013.

Marcellus natural gas production in the Appalachian Basin increased 40 percent to 74 MMcf/d vs. a year ago. The March exit rate was higher at 82 MMcf/d. Ongoing third-party infrastructure constraints are starting to be resolved. A service provider completed three field compression sites in March that support WPX production in Susquehanna County. Those facilities are undergoing startup procedures.

Oil production in the Williston Basin increased 50 percent to an average of 11,500 barrels per day in the first quarter vs. 7,700 barrels per day in the same period a year ago.

Williston operations were temporarily affected early in the quarter by winter storms and sub-zero temperatures. The sequential quarter increase would have been higher barring these short-lived impacts. For example, the average production rate in March was 12,500 barrels per day.

NGL production in the Piceance Basin also decreased vs. a year ago, down 32 percent to 20.2 Mbbl/d due to lower ethane recovery rates. WPX’s ethane recovery rate in the first-quarter was 47 percent, which is consistent with the company’s 2013 production forecast.

Average Daily Production	1Q			4Q	Sequential
	2013	2012	Change	2012	Change
Natural gas (MMcf/d)
Piceance Basin	614	690	-11%	637	-4%
Appalachian Basin	74	53	40%	71	4%
Powder River Basin	182	223	-18%	195	-7%
San Juan Basin	124	139	-11%	138	-10%
International	17	19	-11%	19	-11%
Other	10	9	11%	10	0%

Subtotal (MMcf/d)	1,021	1,133	-10%	1,070	-5%
Oil (Mbbl/d)
Williston Basin	11.5	7.7	50%	11.4	1%
Piceance Basin	2.0	2.8	-29%	2.0	0%
International	5.6	5.6	0%	5.8	-3%
Other	0.3	0.0	NM	0.2	NM

Subtotal (Mboe/d)	19.4	16.1	21%	19.4	0%
NGLs (Mbbl/d)
Piceance Basin	20.2	29.6	-32%	23.1	-13%
International	0.5	0.5	0%	0.5	0%
Other	1.0	0.6	67%	1.4	-29%

Subtotal (Mbbl/d)	21.7	30.7	-29%	25.0	-13%
Total Production (MMcfe/d)	1,268	1,413	-10%	1,336	-5%

EXPENSES

WPX’s domestic expenses were approximately 18 percent lower in first-quarter 2013 than the same period in 2012, primarily driven by lower gas management expenses, lower gathering, processing and transportation expenses and the absence of an impairment recorded in the 2012 period.

WPX is now benefitting from favorable long-term liquids processing contracts associated with the Willow Creek facility in the Piceance Basin. The renegotiated arrangement was effective Jan. 1.

WPX’s domestic lease operating expenses (LOE) in first-quarter 2013 were $67 million vs. $61 million in first-quarter 2012. The increase is primarily attributable to increased water disposal costs resulting from decreased drilling and completion activities.

Domestic gathering, processing and transportation charges were $106 million in first-quarter 2013 vs. $135 million in first-quarter 2012. One of the drivers behind the 21 percent improvement is the effect of more favorable contract terms for gathering and processing services in the Piceance.

Taxes other than income for domestic operations in first-quarter 2013 were $29 million vs. $25 million in first-quarter 2012. Domestic general and administrative expenses (G&A) were $69 million in first-quarter 2013 vs. $65 million in first-quarter 2012.

Domestic depreciation, depletion and amortization expenses (DD&A) were $224 million in first-quarter 2013 vs. $222 million in first-quarter 2012. The nominal increase reflects the decline in the reserve base used in the calculation of the company’s DD&A rate, which was driven by a decline in the 12-month historical average commodity price.

CASH AND LIQUIDITY

Net cash provided by operating activities in first-quarter 2013 was $143 million, compared with $252 million in first-quarter 2012. The decrease primarily stems from lower natural gas and NGL revenues.

At March 31, WPX had approximately $74 million in unrestricted domestic cash and cash equivalents and $38 million in international cash. The company’s total liquidity at the end of first-quarter 2013 was approximately $1.5 billion after drawing $80 million from its $1.5 billion revolving credit agreement. Subsequent to the close of the quarter, WPX drew an additional $100 million from the revolver.

DEVELOPMENT ACTIVITY

In the first quarter of 2013, WPX participated in 115 gross (92 net) wells in the United States. This represents the number of wells that were completed and began commercial delivery of production.

Highlights for the company’s operated wells in its primary areas are provided below, as well as those for WPX’s new opportunities. The balance of gross (net) wells is accounted for in non-operated interests, as well as WPX’s own properties in the San Juan and Powder River basins.

In the Piceance Basin, WPX completed 74 gross (71 net) wells in first-quarter 2013. The company deployed five rigs on its Piceance acreage during the majority of the first quarter.

Subsequent to the close of the first quarter, WPX started drilling its second Niobrara well in the Piceance on April 3. The company expects to begin completion activities in June. As previously announced, WPX plans to drill a total of four horizontal Niobrara wells in 2013.

WPX’s Niobrara discovery well in the Piceance Basin registered an average production rate of almost 10 million cubic feet per day in the first quarter, despite being choked back substantially. It has already exceeded more than 1 billion cubic feet in cumulative production.

In the Williston Basin, WPX completed 12 gross (9 net) wells during the first quarter. WPX has four rigs deployed in the area. A shift to multi-well development pads, along with new completion efficiencies, is driving lower costs. WPX’s recent Williston well costs are down 10 to 20 percent through these improvements.

During the first quarter, WPX completed three Williston Basin wells simultaneously in 6.5 days using a “zipper frac” application. Previously, it would have taken 15 days to complete the three wells individually. The majority of future completions work in the Williston will be performed using zipper fracs on two or three wells simultaneously.

In the Appalachian Basin, WPX completed seven gross (six net) wells during the first quarter. The company has one rig deployed in Appalachian, located in Westmoreland County which is in the southwestern portion of Pennsylvania. In Susquehanna County, infrastructure resolutions are under way via both WPX and third-party installations. These measures will benefit the capacity and reliability of systems that support production.

During the first quarter, WPX also commenced exploratory oil drilling in a new area. As previously announced, WPX plans to drill eight exploratory oil wells in two new areas this year. The company plans to report initial results on the first area by mid-year.

POTENTIAL ASSET SALES

WPX has completed a data room process for its holdings in Wyoming’s Powder River Basin, including the deep rights on its acreage. WPX is evaluating bids submitted by interested third parties and remains engaged with the process to explore the potential monetization of these assets.

Additionally, WPX will consider the disposition of its interests in Apco Oil and Gas International, Inc. (NASDAQ:APAGF). WPX holds an approximate 69 percent controlling equity interest in Apco, which owns oil and gas interests in Argentina and Colombia.

WPX’s holdings in Apco represent 3 percent of WPX’s year-end 2012 proved reserves of 4.65 trillion cubic feet equivalent and 4 percent of WPX’s 2012 average daily production.

TODAY’S CONFERENCE CALL

WPX management will discuss its first-quarter results during a webcast starting at 10 a.m. Eastern today. Participants can access the audio and the slides for the event via the homepage at www.wpxenergy.com.

A limited number of phone lines also will be available at (866) 515-2907. International callers should dial (617) 399-5121. The passcode for both lines is 99483783. A replay will be available on the company’s website for one year following the event.

Form 10-Q

WPX plans to file its first-quarter Form 10-Q with the Securities and Exchange Commission this week. Once filed, the document will be available on both the SEC and WPX websites.

PROVED RESERVES RECONCILIATION

As previously reported, WPX had domestic proved reserves at Dec. 31, 2012, of nearly 4.5 trillion cubic feet equivalent based on 2012 commodity price averages. Under an alternative scenario applying 2011 prices, year-end 2012 domestic reserves were 19 percent higher at 5,339 Bcfe.

Domestic Proved Reserves	2011	2011	2012	2012
	Year-End	Adjusted	Year-End	Adjusted
Natural Gas (Bcf)	3,983	3,760	3,369	4,073
NGL (MMbbl)	134	133	110	132
Oil (MMbbl)	47	47	77	79

Total in Bcf equivalent	5,070	4,846	4,491	5,339

2011 adjusted excludes discontinued operations that were divested in 2012.

2012 adjusted represents an alternate price scenario using 2011 SEC prices.

The alternate scenario reflects SEC prices used for the company’s year-end 2011 reserves which were calculated using the 12-month average, first-of-the-month price during 2011 for the applicable indices for each basin, as adjusted for local price differentials.

About WPX Energy, Inc.

WPX Energy is an exploration and production company focused on developing its significant oil and gas reserves, particularly in the Piceance, Williston and Appalachian basins. WPX also has domestic operations in the San Juan and Powder River basins, as well as a 69 percent interest in Apco Oil and Gas International. Go to http://www.wpxenergy.com/investors.aspx to join our e-mail list.

# # #

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise. WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn: Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines“possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC‘s reserves reporting guidelines. Investors are urged to consider closely the disclosure in our SEC filings that may be accessed through the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.

WPX Energy, Inc.

Consolidated

(UNAUDITED)

	2012					2013
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr
Revenues:
Product revenues:
Natural gas sales	$357	$312	$331	$364	$1,364	$267
Oil and condensate sales	106	122	118	145	491	139
Natural gas liquid sales	93	78	65	63	299	54

Total product revenues	556	512	514	572	2,154	460
Gas management	337	187	186	239	949	261
Net gain (loss) on derivatives not designated as hedges	14	71	(22)	15	78	(94)
Other	3	5	(1)	1	8	4

Total revenues	910	775	677	827	3,189	631
Costs and expenses:
Lease and facility operating	67	67	68	81	283	75
Gathering, processing and transportation	135	120	124	127	506	107
Taxes other than income	30	25	23	33	111	35
Gas management, including charges for unutilized pipeline capacity	355	194	200	247	996	243
Exploration	19	19	22	23	83	19
Depreciation, depletion and amortization	228	248	243	247	966	231
Impairment of producing properties and costs of acquired unproved reserves	52	65	—	108	225	—
General and administrative	68	71	67	81	287	72
Other-net	5	(2)	5	4	12	7

Total costs and expenses	959	807	752	951	3,469	789
Operating income (loss)	(49)	(32)	(75)	(124)	(280)	(158)
Interest expense	(26)	(26)	(25)	(25)	(102)	(26)
Interest capitalized	2	3	2	1	8	1
Investment income and other	10	8	7	5	30	7

Income (loss) from continuing operations before income taxes	$(63)	$(47)	$(91)	$(143)	$(344)	$(176)
Provision (benefit) for income taxes	(25)	(18)	(28)	(40)	(111)	(63)

Income (loss) from continuing operations	$(38)	$(29)	$(63)	$(103)	$(233)	$(113)
Income (loss) from discontinued operations	(2)	23	2	(1)	22	—

Net income (loss)	$(40)	$(6)	$(61)	$(104)	$(211)	$(113)
Less: Net income attributable to noncontrolling interests	3	4	3	2	12	3

Net income (loss) attributable to WPX Energy	$(43)	$(10)	$(64)	$(106)	$(223)	$(116)

Adjusted EBITDAX
Reconciliation to net income (loss):
Net income (loss)	$(40)	$(6)	$(61)	$(104)	$(211)	$(113)
Interest expense	26	26	25	25	102	26
Provision (benefit) for income taxes	(25)	(18)	(28)	(40)	(111)	(63)
Depreciation, depletion and amortization	228	248	243	247	966	231
Exploration expenses	19	19	22	23	83	19

EBITDAX	208	269	201	151	829	100
Impairment of producing properties and costs of acquired unproved reserves	52	65	—	108	225	—
Unrealized MTM (gains) losses	1	(60)	31	(4)	(32)	103
(Income) loss from discontinued operations	2	(23)	(2)	1	(22)	—

Adjusted EBITDAX	$263	$251	$230	$256	$1,000	$203

WPX Energy, Inc.

Domestic Segment

(UNAUDITED)

	2012					2013
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD	1st Qtr
Revenues:
Product revenues:
Natural gas sales	$353	$307	$327	$359	$1,346	$263
Oil and condensate sales	80	95	87	114	376	111
Natural gas liquid sales	92	77	65	62	296	53

Total product revenues	525	479	479	535	2,018	427
Gas management	337	187	186	239	949	261
Net gain (loss) on derivatives not designated as hedges	14	71	(22)	15	78	(94)
Other	3	4	(1)	1	7	1

Total revenues	879	741	642	790	3,052	595
Costs and expenses:
Lease and facility operating	61	60	60	70	251	67
Gathering, processing and transportation	135	120	124	125	504	106
Taxes other than income	25	18	17	27	87	29
Gas management, including charges for unutilized pipeline capacity	355	194	200	247	996	243
Exploration	14	16	19	23	72	18
Depreciation, depletion and amortization	222	242	236	239	939	224
Impairment of producing properties and costs of acquired unproved reserves	52	65	—	108	225	—
General and administrative	65	68	64	76	273	69
Other-net	5	—	4	3	12	6

Total costs and expenses	934	783	724	918	3,359	762
Operating income (loss)	(55)	(42)	(82)	(128)	(307)	(167)
Interest expense	(26)	(26)	(25)	(25)	(102)	(26)
Interest capitalized	2	3	2	1	8	1
Investment income and other	2	—	1	—	3	2

Income (loss) from continuing operations before income taxes	$(77)	$(65)	$(104)	$(152)	$(398)	$(190)

Summary of Production Volumes
Natural gas (MMcf)	101,346	102,163	97,310	96,664	397,483	90,411
Oil (MBbls)	948	1,123	1,076	1,247	4,394	1,242
Natural gas liquids (MBbls)	2,746	2,779	2,613	2,254	10,392	1,907
Combined equivalent volumes (MMcfe)(1)	123,511	125,574	119,443	117,670	486,198	109,303

(1)	Oil and natural gas liquids were converted to MMcfe using the ratio of one barrel of oil, condensate or natural gas liquids to six thousand cubic feet of natural gas.

Realized average price per unit, including the impact of hedges
Natural gas (per Mcf)	$3.48	$3.01	$3.35	$3.71	$3.38	$2.90
Oil (per barrel)	$84.54	$83.89	$82.31	$90.76	$85.58	$89.77
Natural gas liquids (per barrel)	$33.46	$27.96	$24.43	$28.12	$28.56	$28.21
Expenses per Mcfe
Lease and facility operating	$0.50	$0.47	$0.51	$0.60	$0.52	$0.61
Gathering, processing and transportation	$1.09	$0.95	$1.04	$1.06	$1.04	$0.98
Taxes other than income	$0.20	$0.15	$0.14	$0.23	$0.18	$0.27
Depreciation, depletion and amortization	$1.80	$1.93	$1.98	$2.02	$1.93	$2.04
General and administrative	$0.52	$0.54	$0.53	$0.65	$0.56	$0.62
Unutilized pipeline capacity
Total unutilized pipeline capacity in gas management expense	$11	$12	$12	$11	$46	$13

WPX Energy, Inc.

International Segment

(UNAUDITED)

	2012					2013
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD	1st Qtr
Revenues:
Product revenues:
Natural gas sales	$4	$5	$4	$5	$18	$4
Oil and condensate sales	26	27	31	31	115	28
Natural gas liquid sales	1	1	—	1	3	1

Total product revenues	31	33	35	37	136	33
Gas management	—	—	—	—	—	—
Net gain (loss) on derivatives not designated as hedges	—	—	—	—	—	—
Other	—	1	—	—	1	3

Total revenues	31	34	35	37	137	36
Costs and expenses:
Lease and facility operating	6	7	8	11	32	8
Gathering, processing and transportation	—	—	—	2	2	1
Taxes other than income	5	7	6	6	24	6
Gas management, including charges for unutilized pipeline capacity	—	—	—	—	—	—
Exploration	5	3	3	—	11	1
Depreciation, depletion and amortization	6	6	7	8	27	7
Impairment of producing properties and costs of acquired unproved reserves	—	—	—	—	—	—
General and administrative	3	3	3	5	14	3
Other-net	—	(2)	1	1	—	1

Total costs and expenses	25	24	28	33	110	27
Operating income (loss)	6	10	7	4	27	9
Interest expense	—	—	—	—	—	—
Interest capitalized	—	—	—	—	—	—
Investment income and other	8	8	6	5	27	5

Income (loss) from continuing operations before income taxes	$14	$18	$13	$9	$54	$14

Summary of Net Production Volumes (1)
Natural gas (MMcf)	1,737	1,726	1,861	1,737	7,061	1,485
Oil (MBbls)	507	562	573	536	2,178	506
Natural gas liquids (MBbls)	45	44	45	47	181	42
Combined equivalent volumes (MMcfe)(2)	5,052	5,362	5,569	5,235	21,218	4,775

(1)	Reflects approximately 69 percent of Apco’s production (which corresponds to our ownership interest in Apco) and other minor directly held interests.
(2)	Oil and natural gas liquids were converted to MMcfe using the ratio of one barrel of oil, condensate or natural gas liquids to six thousand cubic feet of natural gas.

WPX Energy, Inc.

Reconciliation- Adjusted Income (Loss) from Continuing Operations

(UNAUDITED)

	2012					2013
(Dollars in millions, except per share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr
Income (loss) from continuing operations attributable to WPX Energy, Inc. available to common stockholders	$(41)	$(33)	$(66)	$(105)	$(245)	$(116)

Income (loss) from continuing operations—diluted earnings per share	$(0.21)	$(0.17)	$(0.33)	$(0.53)	$(1.23)	$(0.58)

Adjustments:
Impairment of producing properties and costs of acquired unproved reserves	$52	$65	$—	$108	$225	$—
Unrealized MTM (gains) losses	$1	$(60)	$31	$(4)	$(32)	$103

Total adjustments	$53	$5	$31	$104	$193	$103
Less tax effect for above items	$(19)	$(2)	$(12)	$(38)	$(71)	$(38)

Adjusted income (loss) from continuing operations available to common stockholders	$(7)	$(30)	$(47)	$(39)	$(123)	$(51)

Adjusted diluted earnings (loss) per common share	$(0.04)	$(0.15)	$(0.23)	$(0.20)	$(0.62)	$(0.25)

Weighted-average shares -diluted—millions	198.1	198.9	199.1	199.2	198.8	199.9

WPX Energy, Inc.

Consolidated Balance Sheets

(Unaudited)

	March 31, 2013	December 31, 2012
	(Dollars in millions, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$112	$153
Accounts receivable, net of allowance of $10 at March 31, 2013 and $ 11 at December 31, 2012	411	443
Deferred income taxes	33	17
Derivative assets	20	58
Inventories	54	66
Other	50	35

Total current assets	680	772
Investments	148	145
Properties and equipment (successful efforts method of accounting)	13,613	13,339
Less: Accumulated depreciation, depletion and amortization	(5,162)	(4,923)

Properties and equipment, net	8,451	8,416
Derivative assets	4	2
Other noncurrent assets	121	121

Total assets	$9,404	$9,456

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$521	$509
Accrued and other current liabilities	145	203
Deferred income taxes	—	—
Derivative liabilities	85	14

Total current liabilities	751	726
Deferred income taxes	1,347	1,401
Long-term debt	1,589	1,508
Derivative liabilities	—	1
Asset retirement obligations	323	316
Other noncurrent liabilities	137	133
Equity:
Stockholders’ equity:
Preferred Stock (100 million shares authorized at $0.01 par value; no shares issued)	—	—
Common Stock (2 billion shares authorized at $0.01 par value; 200.3 million shares issued at March 31, 2013 and 199.3 million shares issued at December 31, 2012)	2	2
Additional paid-in-capital	5,489	5,487
Accumulated deficit	(339)	(223)
Accumulated other comprehensive income	(1)	2

Total stockholders’ equity	5,151	5,268
Noncontrolling interests in consolidated subsidiaries	106	103

Total equity	5,257	5,371

Total liabilities and equity	$9,404	$9,456

WPX Energy, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three months ended March 31,
	2013	2012
	(Millions, except per share amounts)
Revenues:
Product revenues:
Natural gas sales	$267	$357
Oil and condensate sales	139	106
Natural gas liquid sales	54	93

Total product revenues	460	556
Gas management	261	337
Net gain (loss) on derivatives not designated as hedges	(94)	14
Other	4	3

Total revenues	631	910
Costs and expenses:
Lease and facility operating	75	67
Gathering, processing and transportation	107	135
Taxes other than income	35	30
Gas management, including charges for unutilized pipeline capacity	243	355
Exploration	19	19
Depreciation, depletion and amortization	231	228
Impairment of costs of acquired unproved reserves	—	52
General and administrative	72	68
Other - net	7	5

Total costs and expenses	789	959
Operating income (loss)	(158)	(49)
Interest expense	(26)	(26)
Interest capitalized	1	2
Investment income and other	7	10

Income (loss) from continuing operations before income taxes	(176)	(63)
Provision (benefit) for income taxes	(63)	(25)

Income (loss) from continuing operations	(113)	(38)
Income (loss) from discontinued operations	—	(2)

Net income (loss)	(113)	(40)
Less: Net income attributable to noncontrolling interests	3	3

Net income (loss) attributable to WPX Energy	$(116)	$(43)

Amounts attributable to WPX Energy, Inc.:
Basic and diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.58)	$(0.21)
Income (loss) from discontinued operations	—	(0.01)

Net income (loss)	$(0.58)	$(0.22)

Weighted-average shares	199.9	198.1

WPX Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Three months ended March 31,
	2013	2012
	(Millions)
Operating Activities
Net income (loss)	$(113)	$(40)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	231	235
Deferred income tax benefit	(68)	(37)
Provision for impairment of properties and equipment (including certain exploration expenses)	14	64
Amortization of stock-based awards	8	6
Cash provided (used) by operating assets and liabilities:
Accounts receivable	33	96
Inventories	12	11
Margin deposits and customer margin deposits payable	(11)	(7)
Other current assets	(9)	(9)
Accounts payable	5	(80)
Accrued and other current liabilities	(63)	17
Changes in current and noncurrent derivative assets and liabilities	103	1
Other, including changes in other noncurrent assets and liabilities	1	(5)

Net cash provided by operating activities	143	252

Investing Activities
Capital expenditures (a)	(271)	(428)
Deposit received from buyer of Barnett Shale and Arkoma assets	—	31
Purchases of investments	—	(2)
Other	—	4

Net cash used in investing activities	(271)	(395)

Financing Activities
Proceeds from common stock	1	1
Proceeds from long-term debt	—	6
Borrowings on credit facility	80	—
Other	6	(28)

Net cash provided by (used in) financing activities	87	(21)

Net increase (decrease) in cash and cash equivalents	(41)	(164)
Cash and cash equivalents at beginning of period	153	526

Cash and cash equivalents at end of period	$112	$362

(a) Increase to properties and equipment	$(277)	$(369)
Changes in related accounts payable	6	(59)

Capital expenditures	$(271)	$(428)